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                                                      Court File No.: 99-CL-3442

                            SUPERIOR COURT OF JUSTICE
                                (Commercial List)


   IN THE MATTER OF THE COMPANIES' CREDITORS ARRANGEMENT ACT, R.S.C. 1985, c.
                               C-36., AS AMENDED

          AND IN THE MATTER OF THE COURTS OF JUSTICE ACT, R.S.O. 1990,
                              c. C-43, AS AMENDED

       AND IN THE MATTER OF A PLAN OF COMPROMISE AND ARRANGEMENT OF PHILIP
           SERVICES CORP. AND THE APPLICANTS LISTED ON SCHEDULE "A".



       APPLICATION UNDER THE COMPANIES' CREDITORS ARRANGEMENT ACT, R.S.C.
                          1985, c. C.-36, AS AMENDED.




                       PLAN OF COMPROMISE AND ARRANGEMENT

















                                  July 15, 1999
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                       PLAN OF COMPROMISE AND ARRANGEMENT


Plan of Compromise and Arrangement of Philip Services Corp. and its Canadian subsidiaries listed on Schedule "A" hereto pursuant to the Companies' Creditors Arrangement Act, R.S.C. 1995, c. C-36, as amended.

                                    ARTICLE 1
                                 INTERPRETATION

SECTION 1.1       DEFINITIONS
         In this Plan (including the Schedules hereto), unless otherwise stated or the context otherwise requires:

         "ACCEPTED CLAIM FOR VOTING PURPOSES" of a Creditor means the Claim of a Creditor which is accepted for voting purposes as provided for in
         Article 4;

         "ACCOUNT INTERMEDIARIES" means (a) CIBC in its capacity as the provider of the CIBC Bank Account Services, and (b) Comerica Bank and its affiliates in their respective capacities as the providers of the Comerica Bank Account Services;

         "AFFECTED CLAIM" means an Affected Secured Lender Claim or an Affected Unsecured Claim;

         "AFFECTED CREDITOR" means a holder of an Affected Claim;

         "AFFECTED SECURED LENDER CLAIM" means a Secured Claim of a Lender against the Applicants arising under or as a result of the Credit Facility Agreements;

         "AFFECTED SECURED CREDITOR" means a holder of an Affected Secured Lender Claim;

         "AFFECTED TRADE CLAIMS" means Claims in excess of $75,000 of trade vendors who do not agree to continue to provide trade credit to the Applicants in accordance with terms provided prior to the Date of Filing or who have not actually provided such terms during the CCAA Proceedings;

         "AFFECTED UNSECURED CLAIMS" means collectively, Unsecured Lender Claims, those Claims set forth on the Affected Unsecured Claims List, Affected Trade Claims, and Claims of parties to executory contracts and leases that are terminated pursuant to Article 8 hereof, and, for greater certainty, does not include the Unaffected Obligations;
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                                      -2-


         "AFFECTED UNSECURED CLAIMS LIST" means the list of Affected Unsecured Claims attached hereto as Schedule "C", as amended or supplemented from time to time;

         "AFFECTED UNSECURED CREDITOR" means a holder of an Affected Unsecured Claim;

         "AFFECTED UNSECURED LENDER CLAIM" means a Claim of a Lender arising under or as a result of the Credit Facility Agreements that is not an Affected Secured Lender Claim;

         "AMENDED AND RESTATED TERM CREDIT AGREEMENT" means collectively, the Amended and Restated Term Credit Agreement, together with ancillary documents, to be entered into among PSC, PSI and holders of Secured Lender Claims as of the Effective Date, pursuant to which the New Senior Secured Term Debt and New Secured PIK Debt will be governed, which agreement shall be substantially in the form to be included as a supplement to the U.S. Plan;

         "APPLICANTS" means PSC and each of the Canadian Subsidiaries and "APPLICANT" means any one of the Applicants;

         "ASSUMED INDEMNIFICATION OBLIGATIONS" means (a) the obligations of PSC pursuant to section 7.02 of its bylaws to indemnify current and former directors and officers, on the terms and subject to the limitations described therein, if and to the extent that such indemnification is permissable under the Business Corporations Act (Ontario) or such other applicable governing corporate statute and (b) the obligations of the Applicants other than PSC to indemnify current and former directors and officers under their respective bylaws to the extent such indemnification obligations are not more expansive than those of PSC under section 7.02 of its bylaws if and to the extent such indemnification is permissible under the applicable governing corporate statute of the applicable Applicant; in each case, including any affirmative obligation of the Applicants to indemnify current and former directors and officers in connection with any governmental, regulatory or enforcement investigation or action; provided, however, that such obligations shall not include Excluded Indemnification Obligations;

         "BANK ACCOUNT SERVICE CLAIMS" means the Claims of the Account Intermediaries in their capacity as Account Intermediaries;

         "BAR DATE(S)" means the date designated by the Court as the last date(s) for filing Proofs of Claim;

         "BTCO" means Bankers Trust Company;

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                                      -3-


         "BUSINESS DAY" means a day which is not (i) a Saturday or a Sunday; or
         (ii) a day observed as a holiday under the laws of the Province of Ontario or the applicable federal laws of Canada;

         "CANADIAN SUBSIDIARIES" means, collectively, the direct and indirect subsidiaries of PSC listed on Schedule "A" hereto;

         "CCAA" means the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended;

         "CCAA PROCEEDINGS" means the CCAA cases of PSC and the Canadian Subsidiaries before the Court pursuant to the CCAA;

         "CHAPTER 11 CASES" means the jointly administered Chapter 11 cases of PSI, PSC and the U.S. Subsidiaries before the United States Bankruptcy Court pursuant to the provisions of Chapter 11 of the United States Bankruptcy Code;

         "CIBC" means Canadian Imperial Bank of Commerce;

         "CIBC BANK ACCOUNT SERVICES" means "CIBC Bank Account Services" as defined in the Credit Agreement;

         "CLAIM" means any right of any Person against any Applicant in connection with any indebtedness, liability or obligation of any kind of any Applicant whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known, unknown, by guarantee, by surety or otherwise and whether or not such a right is executory in nature, including, without limitation, the right or ability of any person to advance a claim for contribution or indemnity or otherwise with respect to any matter, action, cause or chose in action whether existing at present or commenced in the future based in whole or in part on facts which exist prior to or at the time of the first Creditors' Meeting but shall not include a claim or interest which is subject to the U.S. Plan;

         "CLAIMS OFFICER" means the claims officer designated by PSC and approved by the Court;

         "CLASS" means the Class consisting of all holders of Affected Secured Lender Claims or holders of Affected Unsecured Claims, as the case may be;

         "CLASS CREDITORS' LIST" has the meaning ascribed thereto in Section
         4.7;

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                                      -4-


         "COMERICA BANK ACCOUNT SERVICES" means "Comerica Bank Account Services" as defined in the Credit Agreement;

         "COMMON SHARES" means common shares in the capital of PSC;

         "CONFIRMATION DATE" means the date that the Confirmation Order is made;

         "CONFIRMATION ORDER" means the order of the Court sanctioning and approving the Plan;

         "COURT" means the Ontario Superior Court of Justice;

         "CREDIT AGREEMENT" means the Credit Agreement dated as of August 11, 1997 among PSC, as borrower in Canada, PSI, as borrower in the United States, the Lenders, CIBC, as administrative agent for the Lenders, BTCo, as syndication agent, and CIBC and BTCo, as co-arrangers, as amended by amending agreements dated as of October 31, 1997, February 19, 1998, June 24, 1998, October 20, 1998 and December 4, 1998;

         "CREDIT DOCUMENTS" means the "Credit Documents" as defined in the Credit Agreement;

         "CREDIT FACILITY AGREEMENTS" means the Credit Agreement, the Credit Documents and the Lender Lock-Up Agreement;

         "CREDITOR" means any Person having a Claim and may, if the context requires, mean a trustee, receiver, receiver manager or other Person acting on behalf of such Persons, but a Creditor shall not include a Person having a Claim in respect of an Unaffected Obligation or a Person with a claim or interest subject to the U.S. Plan in respect of such claim or interest;

         "CREDITORS' MEETINGS ORDER" means the Order pursuant to which, inter alia, the Creditors' Meetings will be called;

         "CREDITORS' MEETINGS" means the meetings of the Creditors called for the purpose of considering and voting upon this Plan and includes any adjournment of such meeting;

         "CREDITORS' MEETINGS DATES" means the dates fixed for the Creditors' Meetings under the Creditors' Meetings Order;

         "DATE OF FILING" means June 25, 1999;

         "DELOITTE & TOUCHE" means Deloitte & Touche, its successors and affiliates;


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                                      -5-


         "DILUTION" means dilution subsequent to the Effective Date (a) to the extent necessary to give effect to the convertibility of the New Secured PIK Debt, the New Unsecured Convertible Notes (as defined in the U.S. Plan) and the exercise of the Management Options or (b) otherwise as a result of the issuance of Common Shares, implementation of other management incentive programs or other action taken by the new board of directors of PSC referred to in Section 6.2(d).

         "DIP AGENT" means BTCo, in its capacity as administrative agent under the DIP Facility Agreement;

         "DIP CO-ARRANGERS" means BTCo and CIBC, in their capacities as co-arrangers of the DIP Facility;

         "DIP FACILITY AGREEMENT" means the Credit Agreement between PSC and PSI as borrowers, the Canadian Subsidiaries and U.S. Subsidiaries as guarantors, certain other Subsidiaries as guarantors, the DIP Agent, and the DIP Co-Arrangers, and the other lender signatories thereto;

         "DIP FACILITY" means the debtor-in-possession credit facility to be provided to PSC, PSI, the Canadian Subsidiaries and the U.S. Subsidiaries during the CCAA Proceedings and Chapter 11 Cases in the principal amount of US$100 million of available credit pursuant to the DIP Facility Agreement;

         "DIP FACILITY CLAIM" means a Claim arising under or as a result of the DIP Facility;

         "DISBURSING AGENT" means PSC or any party designated by PSC, in its sole discretion, to serve as disbursing agent under the Plan;

         "DISCLOSURE STATEMENT" means the written disclosure statement that relates to this Plan and the U.S. Plan, as amended, supplemented or modified from time to time;

         "DISPUTED CLAIM AMOUNT" means the amount of a Claim disallowed in a Notice of Final Determination;

         "DISPUTE NOTICE" has the meaning ascribed thereto in Section 4.3;

         "DISPUTED CLAIM" has the meaning given to it in Section 4.3;

         "DISPUTED CLAIMS RESERVE" means the reserve, if any, established and maintained by the Disbursing Agent, into which the Applicants shall deposit the amount of New Unsecured PIK Notes and New Common Shares that would have been distributed on the Distribution Date to holders of Disputed

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                                      -6-



         Claims if such Claims had been Proven Claims on the Distribution Date, pending the allowance of such Claims;

         "DISTRIBUTION DATE" means a date occurring as soon as practicable after the Effective Date upon which distributions are made to holders of Proven Claims under the Plan provided, however, that in no event shall the Distribution Date occur later than thirty (30) Business Days after the Effective Date;

         "DISTRIBUTION RECORD DATE" means the record date for the purposes of making distributions under this Plan on account of Proven Claims, which shall be the Confirmation Date or such other date designated in the Confirmation Order;

         "DOLLARS" or "$" means lawful money of Canada unless otherwise indicated;

         "EFFECTIVE DATE" means the Business Day on which all conditions to implementation of the Plan as set forth in Section 9.8 have been satisfied or waived as provided in Section 9.9 and is the effective date of the Plan;

         "EMPLOYEES" means those Persons who are or were employed by any Applicant or retained by any Applicant to perform services exclusively for such Applicant;

         "EXCESS PROCEEDS ACCOUNT" means a separate interest-bearing account established by the DIP Agent into which Net Asset Sale Proceeds of all asset sales of PSC and the Subsidiaries consummated on or after the Date of Filing are deposited and into which all proceeds at any time deposited into the Proceeds Account (without giving effect to any disbursements from the Proceeds Account prior to the Date of Filing) in excess of US$93,000,000 (after post-closing adjustments of no greater than US$4,000,000 deposited into the Proceeds Account with respect to the sale of certain assets of PSC's aluminium division prior to the Date of Filing) shall also be deposited, which funds shall be held by the DIP Agent to be distributed in accordance with this Plan and the U.S. Plan on the Effective Date;

         "EXCLUDED INDEMNIFICATION OBLIGATIONS" means indemnification obligations which are "Excluded Indemnification Obligations" under the U.S. Plan and Claims against any of the Canadian Subsidiaries that would be "Excluded Indemnification Obligations" under the U.S. Plan if such Canadian Subsidiaries were U.S. Plan Applicants;

         "EXIT FACILITY" means the new senior secured credit facility in an aggregate principal amount of approximately US$125 million, which PSC, PSI and the



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                                      -7-



         Subsidiaries anticipate entering into as a condition to the consummation of the Plan;

         "EXIT LENDER(S)" means the lender(s) under the Exit Facility;

         "FACE AMOUNT" means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the holder of such Claim in any Proof of Claim timely filed with the Court in accordance with this Plan or otherwise deemed timely filed by any Final Order of the Court or other applicable bankruptcy law, and (b) when used in reference to a Proven Claim, the as proven amount of such Claim;

         "FINAL ORDER" means an order or judgment of the Court relating to the Plan, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed, or if filed remains pending;

         "INITIAL ORDER" means the Order of the Court dated June 25, 1999, as amended from time to time, pursuant to which, among other things, the Applicants were granted certain relief pursuant to the CCAA;

         "INTERCOMPANY CLAIMS" means, as the case may be, any Claim of (a) any Subsidiary against an Applicant, (b) any Subsidiary against a Subsidiary, or (c) PSC against any Subsidiary;

         "INTERIM PERIOD" means the period from the Date of Filing to the Effective Date;

         "LENDER" means a "Lender" as defined in the Credit Agreement, CIBC as administrative agent, BTCo as syndication agent, CIBC and BTCo as co-arrangers, and their individual successors and assigns;

         "LENDER CLAIM" means a Claim of a Lender arising under or as a result of the Credit Facility Agreements;

         "LENDER LOCK-UP AGREEMENT" means the letter agreement dated as of April 5, 1999, as amended and restated as of June 21, 1999, as may be further amended subsequent to the Date of Filing, among PSC and the Lenders signatories thereto with respect to the principal terms and conditions of this Plan and the U.S. Plan;

         "LIENS" means a charge against or interest in property to secure payment of debt or performance of an obligation;

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                                      -8-



         "MANAGEMENT OPTION AGREEMENT(S)" means stock option agreement(s) to be entered into by PSC and the Management Option Plan Participants, pursuant to which the Management Options will be granted;

         "MANAGEMENT OPTION PLAN" means a stock option plan to be adopted by the new board of directors of PSC referred to in Section 6.2(d) on or after the Effective Date;

         "MANAGEMENT OPTION PLAN PARTICIPANTS" means the employees of PSC entitled to participate in the Management Option Plan;

         "MANAGEMENT OPTIONS" means the options to be issued by PSC pursuant to the Management Option Plan to Management Option Plan Participants to purchase Common Shares pursuant to the provisions of the Management Option Agreements, subject to Dilution;

         "MONITOR" means Ernst & Young Inc. and any successor thereto appointed in accordance with the Initial Order or any further Order;

         "NET ASSET SALE PROCEEDS" means the cash proceeds of asset sales of PSC and the Subsidiaries net only of reasonable costs and expenses and the payment of Other Secured Claims (excluding the Secured Claims of the Account Intermediaries) secured by Liens on such assets senior to the Liens securing the Affected Secured Lender Claims on such assets;

         "NET ASSET SALE PROCEEDS POOL" means the amount of cash in the Excess Proceeds Account equal to 66-?% of the first US$200,000,000 of any Net Asset Sale Proceeds of the U.S. Ferrous division, if the US Ferrous division is sold, plus 75% of all other Net Asset Sale Proceeds in the Excess Proceeds Account;

         "NEW COMMON SHARES" means the common shares of PSC to be issued pursuant to this Plan and the U.S. Plan;

         "NEW GUARANTEES" means, collectively, the secured guarantees of the Canadian Subsidiaries and the other Restricted Subsidiaries to be entered into as of the Effective Date to guarantee and secure the New Senior Secured Term Debt and the New Secured PIK Debt;

         "NEW SECURED PIK DEBT" means the 10% Secured Convertible PIK Debt due 2004 of PSC, in the aggregate principal amount of US$100 million, to be issued and distributed pursuant to this Plan and the U.S. Plan on the Distribution Date and governed by the terms of the Amended and Restated Term Credit Agreement, the original face amount of which will be convertible until maturity at the option of the holders into 25% of the PSC Common Shares, in the aggregate, on a fully diluted basis as of the Effective Date and

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                                      -9-



         having the usual anti-dilution provisions applicable in a public offering of convertible debt, including giving effect to the issuance of any Common Shares under the Shareholder Rights Plan;

         "NEW SENIOR SECURED TERM DEBT" means the secured term debt of PSI due 2004, to be governed by the terms of the Amended and Restated Term Credit Agreement, to be distributed under the Plan on the Distribution Date in the aggregate principal amount of US$250 million minus an amount equal to the Net Asset Sale Proceeds Pool;

         "NEW UNSECURED PIK NOTES INDENTURE" means the indenture to be entered into between PSC and an entity to be selected prior to the Effective Date, as indenture trustee, under which the New Unsecured PIK Notes shall be issued;

         "NEW UNSECURED PIK NOTES" means the 6% unsecured payment-in-kind notes due 2009 of PSC, in the aggregate principal amount not to exceed US$60 million, to be issued and distributed pursuant to the Plan and the U.S. Plan on the Distribution Date and governed by the terms of the New Unsecured PIK Notes Indenture;

         "NOTICE OF DISALLOWANCE" has the meaning ascribed thereto in Section
         4.2;

         "NOTICE OF FINAL DETERMINATION" means a notice delivered by the Applicants pursuant to Section 4.8;

         "ORDER" means any order of the Court in these proceedings;

         "OTHER EQUITY SECURITIES" means, collectively, the outstanding options to purchase Common Shares, as of the Date of Filing, together with any other options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any Common Shares or other ownership interests in any Applicant, or of an affiliate of any Applicant and any contracts, subscriptions, commitments or agreements pursuant to which the non-Applicant party was or could have been entitled to receive shares, securities or other ownership interests in any Applicant, excluding Subsidiary Interests;

         "OTHER SECURED CLAIMS" means, collectively, the Secured Claims of the Account Intermediaries and all other Secured Claims against the Applicants, other than the Affected Secured Lender Claims;

         "PERSON" means any individual, partnership, joint venture, trust, corporation, unincorporated organization, government or any agency or instrumentality thereof, or any other juridical entity howsoever designated or constituted;

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                                      -10-


         "PLAN" means this plan of compromise and arrangement dated July 15, 1999 of all of the Applicants under the CCAA, as same may be amended or supplemented from time to time with the consent of the Required Lenders;

         "PROCEEDS ACCOUNT" means the account established under the Proceeds Agreement into which proceeds of certain asset sales were deposited prior to the Date of Filing;

         "PROCEEDS AGREEMENT" means the Proceeds Agreement dated April 5, 1999, as amended, made among PSC, the Subsidiaries and the Lenders;

         "PROOF OF CLAIM" has the meaning ascribed thereto in Section 4.1;

         "PRO RATA" means, at any time, subject to Section 5.1 hereof, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims) in such Class;

         "PROTOCOL" means the Cross-Border Insolvency Protocol entered into by the U.S. Bankruptcy Court in the Chapter 11 Cases and by the Court in respect of the CCAA Proceedings;

         "PROVEN ..... CLAIm" of a Creditor means the amount of the Claim of such Creditor as finally determined in accordance with the provisions of the CCAA, any applicable Order or this Plan;

         "PSC" means Philip Services Corp. or its successor;

         "PSC COMMON SHARES" means the Common Shares of PSC outstanding after giving effect to the issuance of New Common Shares and the Stock Consolidation;

         "PSI" means Philip Services (Delaware), Inc.;

         "REGISTRATION RIGHTS AGREEMENT" means an agreement to be entered into between PSC and certain Affected Secured Creditors with respect to rights of registration as to the Common Shares, substantially in the form to be included in a supplement to the U.S.
         Plan;

         "REQUIRED LENDERS" means the "Required Lenders" as defined in the Credit Agreement;

         "REQUIRED MAJORITY" means, in respect of each Class of Creditor, an affirmative vote of two-thirds in value of all Proven Claims of such Class voted in accordance with the voting procedures established hereunder

         (whether in person or by proxy) and a majority in number of all voting Creditors of such Class;

         "RESTRICTED SUBSIDIARIES" means "Restricted Subsidiaries" as defined in the Credit Agreement;

         "SECURED CLAIM" means a Claim that is secured by a Lien or other interest on property in which an Applicant has an interest, whether the Person with such Claim has a security interest by way of a lease, chattel mortgage, conditional sale agreement, debenture, security agreement or other security instrument, to the extent of the value of the Claim holder's interest in the Applicant's interests in such property;

         "SECURITIES ACTIONS" means, collectively, (i) the consolidated, putative class action entitled In re Philip Services Corp. Securities Litigation, 98 CV 835 (MBM), previously pending against PSC in the United States District Court for the Southern District of New York and
         (ii) the putative class action entitled Menegon v. Philip Services Corp., et al., File No. 4166 CP 98 (Ontario Superior Court of Justice);

         "SHAREHOLDERS' MEETING" means the meeting of shareholders of PSC referred to in Section 6.2;

         "SHAREHOLDER RIGHTS PLAN" means the shareholder rights plan to be implemented on the Effective Date by PSC substantially in the form to be included as a supplement to the U.S. Plan;

         "STOCK CONSOLIDATION" means the consolidation of PSC's outstanding Common Shares to be implemented simultaneously with the Effective Date pursuant to which each 273 New Common Shares (including the Common Shares outstanding prior to the Effective Date) shall be consolidated into one PSC Common Share and as a result 24,000,000 PSC Common Shares will be issued and outstanding;

         "SUBSIDIARIES" means, collectively, all of the direct and indirect subsidiaries of PSC;

         "SUBSIDIARY INTERESTS" means, collectively, the issued and outstanding shares in the stock of the Subsidiaries as of the Date of Filing;

         "UNAFFECTED OBLIGATIONS" means a Claim that is not affected under this Plan;

         "U.S. BANKRUPTCY COURT" means the United States Bankruptcy Court having jurisdiction over the Chapter 11 Cases;

         "U.S. IMPAIRED UNSECURED CLAIM" means a "Class 7 Claim" under the U.S. Plan;

         "U.S. PLAN" means the Joint Plan of Reorganization dated July 12, 1999 attached hereto as Schedule "B", as the same may be amended, modified or supplemented from time to time with the consent of the Required Lenders;

         "U.S. PLAN APPLICANTS" means PSC, PSI and each of the U.S.
         Subsidiaries;

         "U.S. SUBSIDIARIES" means PSI and the direct and indirect subsidiaries of PSC listed on Exhibit A to the U.S. Plan; and

SECTION 1.2       INTERPRETATION, ETC.
         For purposes of the Plan:

(a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document's being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented;

(c) unless otherwise specified, all references in the Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to the Plan;

(d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan;

(e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan;

(f) where the context requires, a word or words importing the singular shall include the plural and vice versa;

(g)               the words "includes" and "including" are not limiting;

(h)               the phrase "may not' is prohibitive and not permissive;

(i)               the word "or" is not exclusive; and

(j) capitalized terms not otherwise defined in this Plan that are defined in the U.S. Plan shall have the respective meanings ascribed to such terms in the U.S. Plan.

SECTION 1.3       DATE FOR ANY ACTION
         In the event that any date on which any action is required to be taken under this Plan by any of the parties is not a Business Day, that action shall be required to be taken on the next succeeding day which is a Business Day.

SECTION 1.4       TIME
         All times expressed in this Plan are local time Toronto, Ontario, Canada unless otherwise stipulated.

SECTION 1.5       STATUTORY REFERENCES
         Any reference in this Plan to a statute includes all regulations made thereunder and all amendments to such statute or regulations in force from time to time.

SECTION 1.6       SUCCESSORS AND ASSIGNS
         This Plan shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and assigns of any Person named or referred to in this Plan.

SECTION 1.7       SCHEDULES
         The following are the Schedules to this Plan, which are incorporated by reference into this Plan and form part of it:

         Schedule "A" -Canadian Subsidiaries
         Schedule "B" -  U.S. Plan
         Schedule "C" - Affected Unsecured Claims List

                                    ARTICLE 2
                         PURPOSE AND EFFECT OF THE PLAN

SECTION 2.1       BACKGROUND
         The circumstances and events leading up to this Plan and the U.S. Plan are summarized in the Disclosure Statement to be circulated to Affected Creditors in connection with this Plan and to be distributed in accordance with the U.S. Bankruptcy Code in connection with the U.S. Plan.

SECTION 2.2       PERSONS AFFECTED
         This Plan and the U.S. Plan provide for a coordinated restructuring of claims and interests against PSC, PSI, the Canadian Subsidiaries and the U.S. Subsidiaries. This Plan will become effective on the Effective Date and shall be binding on and enure to the benefit of the Applicants and the Creditors and holders of Unaffected Obligations. All other holders of claims and interests against PSC, PSI or the U.S. Subsidiaries which are subject to the U.S. Plan shall have the treatment provided for such claims and interests under the U.S. Plan, which will become effective on the Effective Date and shall be binding on and enure to the benefit of the U.S. Plan Applicants and the holders of such claims and interests as provided in the U.S.
Plan.

SECTION 2.3       PERSONS NOT AFFECTED
         For greater certainty, and except to the extent specifically provided for herein, this Plan does not affect the holders of Unaffected Obligations. Nothing shall affect any Applicant's rights and defences, both legal and equitable, with respect to any Unaffected Obligations including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against such Claims. Notwithstanding the substantive consolidation of Claims against the Applicants for certain purposes under this Plan, Claims which are not Affected Claims of any particular Applicant remain the obligations solely of such Applicant and shall not become obligations of any other Applicant.

                                    ARTICLE 3
      CLASSIFICATION OF CREDITORS, VALUATION OF CLAIMS AND RELATED MATTERS

SECTION 3.1       CLASSES OF CLAIMS
         The classes of Creditors for the purpose of considering and voting on the Plan shall be Creditors holding Affected Secured Lender Claims and Affected Unsecured Claims.

SECTION 3.2       AFFECTED SECURED LENDER CLAIMS
         The Affected Secured Lender Claims shall be allowed in the amount of US$____,000,000.

SECTION 3.3       AFFECTED UNSECURED CLAIMS
         Creditors holding Affected Unsecured Claims other than Affected Unsecured Lender Claims shall prove their Claims, vote in respect of the Plan and receive the rights provided for under and pursuant to this Plan. Affected Unsecured Lender Claims shall be Proven Claims in the amount of US$____,000,000 plus accrued interest through to the Date of Filing.

SECTION 3.4       CREDITORS' MEETING
         Following the filing of the Plan with the Court, the Applicants will seek the Creditors' Meetings Order authorizing the Applicants to hold Creditors' Meetings to consider and vote upon the Plan, appointing an officer of the Monitor as chair of the Creditor's Meetings and fixing the Creditors' Meetings Dates. The Creditors' Meetings shall be held in accordance with this Plan, the Creditors' Meetings Order and any further Order. Unless otherwise ordered by the Court, an officer of the Monitor shall preside as the chair of each Creditors' Meeting and shall decide all matters relating to the conduct of the Creditors' Meeting. The only persons entitled to attend a Creditors' Meeting are those persons, including the holders of proxies, entitled to vote at the Creditors' Meeting, their legal counsel and advisors and the officers, directors, auditors and legal counsel of the Applicants. Any other Person may be admitted on invitation of the chair of the Creditors' Meeting or with the unanimous consent of the Creditors at the relevant Creditors' Meeting.

SECTION 3.5       APPROVAL BY CREDITORS
         In order to be approved, the Plan must receive the affirmative vote of the Required Majority of each Class of Creditors.

SECTION 3.6       ORDER TO ESTABLISH PROCEDURE FOR VALUING CLAIMS
         Subject to the Creditors' Meetings Order and any subsequent Order which establishes a procedure for valuing the Claims of Creditors and for resolving any dispute between the Applicants and any Affected Creditor as to the value of the Claim of any Affected Creditor, the procedure for valuing Claims and resolving disputes shall be as set forth in Article 4. The Applicants reserve the right to seek the assistance of the Court in valuing the Claim of any Affected Creditor, if required, to ascertain the result of any vote on the Plan or the amount payable or to be distributed to such Affected Creditor under the Plan, as the case may be.

SECTION 3.7       CLAIMS FOR VOTING PURPOSES
         Each Creditor having a Claim in a Class entitled to vote shall be entitled to attend and to vote at the Creditors' Meeting for such Class. Each Creditor of a Class who is entitled to vote shall be entitled to that number of votes at the Creditors' Meeting for such Class as is equal to the dollar value of its Accepted Claim for Voting Purposes as determined in accordance with this
Article 3 and the provisions of Article 4.

                                    ARTICLE 4
                   PROCEDURE FOR VALUATION OF UNSECURED CLAIMS

SECTION 4.1       AFFECTED UNSECURED CLAIMS
         The Applicants shall on or before the date prescribed in the Creditors' Meetings Order send to all Affected Unsecured Creditors (other than holders of Affected Unsecured Lender Claims) a proof of claim (a "Proof of Claim"). Unless otherwise ordered by the Court or agreed to by the Applicants with the consent of the Required Lenders, all Affected Unsecured Creditors (other than holders of Affected Unsecured Lender Claims), in order to vote, are required to file completed Proofs of Claim with the Monitor no later than the Bar Date.

SECTION 4.2       DISALLOWANCES FOR VOTING PURPOSES
         Upon receipt of a completed Proof of Claim, the Applicants shall accept, revise or reject the amount of the Claim therein set forth for voting purposes. The Applicants shall, as soon as possible after receipt of a Proof of Claim but, in any event, no later than the date prescribed in the Creditors' Meetings Order, or such later date as the Applicants may specify if they have agreed to accept a Proof of Claim after such date, advise each Creditor in writing whose Claim has been disallowed in whole or in part for voting purposes of such disallowance and the reasons therefor (the "Notice of Disallowance"). The Notice of Disallowance will indicate the manner in which a Creditor may dispute the Applicants' disallowance of its Claim and the address and telecopier number of the Claims Officer for notification of a dispute. If the Applicants do not deliver a Notice of Disallowance within the time prescribed above then the Creditor's Claim shall become an Accepted Claim for Voting Purposes unless otherwise ordered by the Court, without prejudice to the rights of the Applicants to disallow the amount of the Claim for other purposes in connection with this Plan.

SECTION 4.3       DISPUTE NOTICES
         A Creditor who intends to dispute a Notice of Disallowance shall, by the date prescribed in the Creditors' Meetings Order, notify both the Claims Officer and the Applicants in writing (the "Dispute Notice") that it does not accept the Applicants' determination of its Claim (such Claim being a "Disputed Claim"). A Creditor may accept the amount of the Applicants' determination of its Claim for voting purposes, in which case the Claim becomes an Accepted Claim for Voting Purposes, without prejudice to the rights of the Creditor to dispute the Notice of Disallowance for other purposes in connection with the Plan. Any Creditor that does not so notify the Claims Officer and the Applicants that it intends to dispute the Notice of Disallowance by the date prescribed in the Creditors' Meetings Order, unless otherwise agreed by the Applicants and subject to any further Order, shall be deemed to have accepted, as final and binding, the Applicants' determination of its

Claim for voting purposes. Any notification to the Claims Officer and to the Applicants pursuant to this Section 4.3 may be effected by facsimile transmission.

SECTION 4.4       CLAIMS OFFICER TO RESOLVE VOTING DISPUTE
         Upon receipt of a Dispute Notice, the Claims Officer shall attempt to resolve the dispute between the Applicants and such Creditor, and the Claims Officer shall, by the date prescribed in the Creditors' Meetings Order or further Order of the Court, notify the Applicants and such Creditor of the amount of the Creditor's Claim for voting purposes in which case the Claim as so determined by the Claims Officer becomes an Accepted Claim for Voting Purposes.

SECTION 4.5       CLAIMS OFFICER TO DETERMINE PROCEDURE
         Subject to the direction of the Court, the Claims Officer shall determine the manner, if any, in which evidence may be brought before him by the parties as well as any other procedural matters which may arise in respect of his determination of a Creditor's Claim.

SECTION 4.6       APPEAL FROM CLAIMS OFFICER TO COURT
         Either a Creditor or the Applicants may, within two (2) Business Days of notification of the Claims Officer's determination of such Creditor's Claim in accordance with Section 4.4, appeal such determination to the Court, in default of which such determination shall, subject to further Order of the Court, be final and binding on the Applicants and the Creditor.

SECTION 4.7       CLASS CREDITORS' LIST
         The Applicants, at least three Business Days prior to a Creditors' Meeting, shall establish and maintain a list (the "Class Creditors' List") setting forth the names and Claims for voting purposes under this Plan of each Creditor. The Applicants will make the Class Creditors' List available for inspection at the corporate head office of PSC in Hamilton, Ontario to any Affected Creditor of the class upon request in writing.

SECTION 4.8         DETERMINATION OF CLAIM FOR PURPOSES OF DISTRIBUTION
         Claims submitted and accepted or determined in accordance with this
Article 4 shall be deemed to be Accepted Claims for Voting Purposes. The Applicants shall be entitled to dispute the amount of such Claim for purposes other than voting in accordance with the procedures established in this Section
4.8. The Applicants shall review each Proof of Claim filed pursuant to Section
4.1. In the event the Applicants intend to dispute the amount of such Claim for any purpose other than voting under the Plan, the Applicants shall, no later than the date prescribed in the Creditors' Meetings Order, deliver a Notice of Final Determination to the Creditor which has filed the Proof of Claim stating the amount that the Applicants have determined to be the proper amount of such Claim for purposes of payments and other distributions under the Plan. Any Creditor receiving a Notice of Final Determination shall be entitled to apply to the Claims Officer by the date prescribed in the Creditors' Meetings Order for a summary determination of the value of the Claim. The Applicants, Creditors and Claims Officer shall resolve any dispute relating to the value of a Claim using the procedures set forth in Sections 4.3 to 4.6 for resolving voting disputes, with such changes as may be necessary mutadis mutandis.

SECTION 4.9       PROSECUTION OF OBJECTIONS
         After the Confirmation Date, only the Applicants shall have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Effective Date, the Applicants may settle or compromise any Disputed Claim without approval of the Court.

SECTION 4.10      NO DISTRIBUTIONS PENDING ALLOWANCE
         Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become a Proven Unsecured Claim.

SECTION 4.11      DISPUTED CLAIMS RESERVE
         On the Effective Date (or as soon thereafter as is practicable) the Disbursing Agent shall establish the Disputed Claims Reserve by withholding from distribution an amount of New Unsecured PIK Notes and New Common Shares equal to 100% of distributions (i) to which holders of Disputed Claims would be entitled under the Plan as of such date if such Disputed Claims were Proven Unsecured Claims in their Disputed Claim Amount and (ii) to which holders of disputed U.S. Impaired Unsecured Claims under the U.S. Plan would be entitled if such disputed U.S. Impaired Unsecured Claims under the U.S. Plan were allowed under the U.S. Plan in their maximum potential amounts.

SECTION 4.12      DISTRIBUTIONS AFTER DISPUTED CLAIMS RESOLVED
         The Disbursing Agent shall make payments and distributions from the Disputed Claims Reserve to each holder of a Disputed Claim that has become a Proven Unsecured Claim in accordance with the provisions of the Plan. On the next succeeding interim distribution date after the date that the value of the Claim has been determined in accordance with this Plan, the Disbursing Agent shall distribute to the holder of such Claim any New Unsecured PIK Notes and New Common Shares in the Disputed Claims Reserve that would have been distributed on the Distribution Date had such Claim been a Proven Unsecured Claim on such Distribution Date (after giving effect to the Stock Consolidation). After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim (i) any remaining New Unsecured PIK Notes and remaining New Common Shares held in the Disputed Claims Reserve shall be distributed Pro Rata to holders of Proven Unsecured Claims entitled thereto under the terms of this Plan and (ii) any other property remaining in the Disputed Claims Reserve shall become property of the Applicants. All distributions made under this Article 4 on account of a Proven Unsecured Claim shall be made together with any payments or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Proven Unsecured Claim had been a Proven Unsecured Claim on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under this
Article 4 more frequently than once every 180 days.

                                    ARTICLE 5
                         TREATMENT OF AFFECTED CREDITORS

SECTION 5.1       AFFECTED CLASSES
(1)      Affected Secured Lender Claims

         On the Effective Date, the Credit Facility Agreements shall be amended and restated by the Amended and Restated Term Credit Agreement without any further action by any party. Each holder of an Affected Secured Lender Claim, in full satisfaction, settlement, release discharge of and in exchange for such Allowed Affected Secured Lender Claim and its Class 6 Claim in the U.S. Plan, shall receive on or as soon as practicable after the Distribution Date its Pro Rata share of (a) the Net Asset Sale Proceeds Pool, (b) the New Secured PIK Debt, (c) the New Senior Secured Term Debt and (d) (i) if holders of U.S. Impaired Unsecured Claims vote to accept the U.S. Plan and holders of Proven Unsecured Claims vote to accept the Plan, 5,967,052,592 New Common Shares which shall be ninety-one percent (91%) or 21,840,000 shares of the PSC Common Shares issued and outstanding as of the Effective Date, after giving effect to the Stock Consolidation, subject to Dilution, (ii) if holders of U.S. Impaired Unsecured Claims vote to reject the U.S. Plan and holders of Proven Unsecured Claims vote to reject the Plan, 24 million shares of New Common Shares which shall be one hundred percent (100%) of the common shares of PSC's successor issued and outstanding as of the Effective Date, subject to Dilution, (iii) if holders of U.S. Impaired Unsecured Claims vote to reject the U.S. Plan, but the holders of Proven Unsecured Claims vote to accept the Plan, 22,800,000 PSC Common Shares which shall be ninety-five percent (95%) of the PSC Common Shares issued and outstanding as of the Effective Date plus an amount of PSC Common Shares equal to the aggregate number of PSC Common Shares that would have been available for distribution to holders of U.S. Impaired Unsecured Claims had such holders voted to accept the U.S. Plan (based on the Applicants' estimate of the aggregate amount of such claims), subject to Dilution, and an amount of New Unsecured PIK Notes equal to the amount that would have been distributed to holders of U.S. Impaired Unsecured Claims had such holders voted to accept the U.S. Plan (based on the Applicants' estimate of the aggregate amount of such claims), or (iv) if holders of U.S. Impaired Unsecured Claims vote to accept the U.S. Plan, but the holders of Affected Unsecured Claims vote to reject the Plan, ninety-one percent (91%) or 21,840,000 common shares of PSC's successor plus an amount of such common shares equal to the aggregate number of PSC Common Shares that would have been distributed to the holders of Affected Unsecured Claims (based on the Applicants' estimate of the proven amount of such Claims), subject to Dilution, and an amount of New Unsecured PIK Notes equal to the amount that would have been distributed to the holders of Affected Unsecured Claims had such class voted to accept the Plan (based on the Applicants' estimate of the proven amount of such claims). If the holders of Proven Unsecured Claims vote to reject the Plan, the Lenders will have the right to enforce their security over some or all of the Applicants, with such approvals by the Required Lenders and the Canadian Court as the Required Lenders may require.

         On the Effective Date, PSC shall record the holders of Secured Lender Claims as holders of record of such New Common Shares. Each holder of a Secured Lender Claim shall vote the New Common Shares distributed to it under the Plan in favour of each of the matters set forth in Section 6.2(c) hereof.

(2)      Affected Unsecured Claims

         On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Affected Unsecured Claim becomes a Proven Unsecured Claim,

(a) if the holders of Proven Unsecured Claims vote to accept the Plan then each holder of an Affected Unsecured Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Proven Unsecured Claim, its Pro Rata share (determined as described below) of (i) up to US$60 million of New Unsecured PIK Notes to be issued pursuant to
                 Article 7 of this Plan and the U.S. Plan and (ii) 327,860,033 New Common Shares which shall be five percent (5%) or 1,200,000 of the PSC Common Shares issued and outstanding as of the Effective Date, after giving effect to the Stock Consolidation, subject to Dilution (to be shared with the holders of U.S. Impaired Unsecured Claims under the U.S. Plan) and the holders of Affected Unsecured Lender Claims shall be deemed to have waived any and all distributions and benefit of any and all contractual subordination provisions in respect of their Allowed Affected Unsecured Lender Claims; or

(b) if the holders of Proven Claims vote to reject the Plan, then the holders of such Claims shall not receive anything on account of such Claims.

         For purposes of distributions to holders of Proven Unsecured Claims, the Pro Rata calculations shall include in the determination of the Face Amount of all Proven Unsecured Claims (i) if the class of holders of U.S. Impaired Unsecured Claims votes to accept the U.S. Plan, the aggregate amount of all allowed U.S. Impaired Unsecured Claims or (ii) if the class of holders of U.S. Impaired Unsecured Claims votes to reject the U.S. Plan, the Applicant's estimate of the aggregate amount of all allowed U.S. Impaired Unsecured Claims. Claims under the Canadian Plan will be converted to United States' dollars ("US$") for purposes of distributions at a rate of CDN$1.____ per US$1.00.

                                    ARTICLE 6
                      MEANS FOR IMPLEMENTATION OF THE PLAN


SECTION 6.1       PLAN TRANSACTIONS

(a)              New Securities. As of the Effective Date the issuance by
                 PSC of US$100 million in principal amount of New Secured PIK Debt, up to US$60 million in principal amount of New Unsecured PIK Notes, up to 6,426,056,637 New Common Shares, and Management Options to purchase PSC Common Shares pursuant to the terms of the Management Option Plan to be adopted by the new board of directors of PSC referred to in Section 6.2(d) on or after the Effective Date, subject to Dilution (except with respect to the New Secured PIK Debt), is hereby authorized without further act or action under applicable law, regulation, order or rule.

(b) New Senior Secured Term Debt. On the Effective Date, PSC and PSI shall execute and deliver the Amended and Restated Term Credit Agreement to govern the New Secured PIK Debt and the New Senior Secured Term Debt.

(c) New Guarantees. On the Effective Date, the Canadian Subsidiaries shall enter into the New Guarantees and the related security.

(d) Exit Facility. PSC and PSI, together with the Subsidiaries, expect to enter into a post-confirmation loan facility, the Exit Facility, in order to (a) refinance amounts outstanding on the Effective Date under the DIP Facility, (b) make other payments required to be made on the Effective Date or the Distribution Date, and (c) provide the additional borrowing capacity required by the Debtors and the Subsidiaries following the Effective Date to maintain their operations.

SECTION 6.2       CORPORATE ACTION
(a) Shareholder Rights Plan. On the Effective Date, PSC shall implement the Shareholder Rights Plan.

(b)               Stock Consolidation. On the Effective Date, if holders of U.S.
                  Impaired Unsecured Claims under the U.S. Plan have voted to accept the U.S. Plan and holders of Affected Unsecured Claims under this Plan have voted to accept this Plan, PSC shall take all steps necessary to implement the Stock Consolidation.

(c) Shareholder Approval. On or immediately after the Effective Date and the distribution of New Common Shares to holders of Affected Secured Claims, PSC shall hold a meeting of its shareholders for the purposes of: (i) approving and ratifying the Shareholder Rights Plan; (ii) electing the new board of directors referred to in Section 6.2(d); (iii) amending the articles of incorporation of PSC to allow for the implementation of the Stock Consolidation; (iv) authorizing the continuance of PSC under the laws of New Brunswick; and (v) if the holders of U.S. Impaired Unsecured Claims reject the U.S. Plan, cancelling the Common Shares outstanding immediately prior to the Effective Date.

(d) Directors and Officers. On the Effective Date, the new board of directors for PSC will consist of nine (9) directors, who will be nominated by holders of Lender Claims. The nominees of the holders of Lender Claims shall include two (2) members of the existing PSC board of directors and will include two (2) members nominated by High River Limited Partnership ("High River") provided that High River and any holders of Lender Claims acting in concert with it beneficially own at least 25% of the Lender Claims. If one or both of the nominees from the existing board is a nominee on that board of High River or persons acting in concert with it, that person will be counted as a High River nominee on the slate for the new board of directors.

SECTION 6.3       RELEASES BY APPLICANTS
(1)      Releases by Applicants

         As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Applicants will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Applicants and the Subsidiaries, the CCAA Proceedings or the Plan (other than the rights of the Applicants to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Applicants or the Subsidiaries, the parties released pursuant to this Section 6.3(1), the CCAA Proceedings, the Lender Lock-Up Agreement or the Plan, and that may be asserted by or on behalf of the Applicants against (i) directors, officers and employees of the Applicants or the Subsidiaries in each case, as of the Date of Filing and the Applicant's or Subsidiaries' agents and professionals (including, for greater certainty, the Monitor but excluding Deloitte & Touche, Morgan Stanley & Co., Incorporated and any insurance brokers retained by the Applicants), (ii) the holders of Lender Claims, (iii) the ad hoc steering committee and any other committee of holders of Lender Claims, (iv) CIBC, as administrative agent and co-arranger under the Credit Agreement, (v) BTCo as syndication agent and co-arranger under the Credit Agreement, (vi) any official committees appointed by the Court in connection with the CCAA Proceedings, (vii) the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, (viii) the Security Agent (as defined in the Credit Agreement); (ix) the Account Intermediaries, and
(x) the respective current and former professionals (including, for greater certainty, the Monitor but excluding Deloitte & Touche, Morgan Stanley & Co., Incorporated and any insurance brokers retained by the Applicants) (including the current and former directors, officers, employees, shareholders and professionals of the released professionals) of the entities released in subclauses (ii)-(ix) of this Section 6.3(1) acting in such capacity; provided, however, that the releases provided to any director, officer or employee of the Applicants described in clause (i) of this Section 6.3(1) may be revoked by the Applicants by written notice to such director, officer or employee, in the event that the Applicants reasonably determine that any such director, officer or employee has failed to provide assistance as the Applicants reasonably request in connection with any claim against Deloitte & Touche arising out of the same nucleus of operative facts alleged as of the Date of Filing in the Securities Actions, the Chazen Actions or the Liff Actions, including, without limitation, providing information and documents, attendance at meetings and interviews, assisting counsel, attendance at discoveries, if required, assistance at pre-trial preparation and attendance at trial, including as a witness, but subject in the case of any person who is at the relevant time no longer a director, officer or employee of any of the Applicants, to reimbursement of that person's foregone income and reasonable expenses.

(2)      Releases by Holders of Lender Claims

         As of the Effective Date, in consideration for the obligations of the Applicants under the Plan and the Lender Lock-up Agreement, securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, each of the holders of Lender Claims, the ad hoc steering committee and any other committee of holders of Lender Claims, CIBC as administrative agent and co-arranger under the Credit Agreement, BTCo as syndication agent and co-arranger under the Credit Agreement, the DIP Agent, the DIP Co-Arrangers, the holders of DIP Facility Claims, the Security Agent, the Account Intermediaries, and any individual, corporation or other entity that was at any time formerly one of the foregoing releasing parties will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Applicants' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Applicants and Subsidiaries, the CCAA Proceedings, the Lender Lock-up Agreement or the Plan against (i) Applicants, (ii) the directors, officers and employees of the Applicants or Subsidiaries in each case as of the Date of Filing, or (iii) their respective current and former professionals (including, for greater certainty, the Monitor and excluding Deloitte & Touche, Morgan Stanley & Co., Incorporated and any insurance brokers retained by the Applicants) (including the current and former officers, directors, employees, shareholders and professionals of the released professionals), acting in such capacity; provided, however, that the releases provided to any director, officer or employee of the Applicants described in clause (ii) of this Section 6.3(2) may be revoked by CIBC, as Administrative Agent under the Credit Agreement (the "Administrative Agent"), or its successor, by written notice to such director, officer or employee, in the event that the Administrative Agent or its successor reasonably determines that any such director, officer or employee has failed to provide assistance as the Administrative Agent or its successor reasonably requests in connection with any claim against Deloitte & Touche arising out of the same nucleus of operative facts alleged as of the Date of Filing in the Securities Actions, the Chazen Actions or the Liff Actions, including, without limitation, providing information and documents, attendance at meetings and interviews, assisting counsel, attendance at discoveries, if required, assistance at pre-trial preparation and attendance at trial, including as a witness, but subject in the case of any person who is at the relevant time no longer a director, officer or employee of any of the Applicants, to reimbursement of that person's foregone income and reasonable expenses.

(3)      Holders of Claims

         As of the Effective Date, to the fullest extent permitted under applicable law, in consideration for the obligations of the Applicants under the Plan and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, and the benefits provided by the Lenders and the Account Intermediaries under the Plan, each present and former holder of a Claim will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Applicants' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Applicants or Subsidiaries, the CCAA Proceedings, the Lender Lock-up Agreement or the Plan against (i) the Applicants and Subsidiaries, (ii) the holders of Lender Claims, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, any official committees appointed in the CCAA Proceedings, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, (iii) the directors, officers and employees of the Applicants or Subsidiaries in each case as of the Date of Filing, or (iv) their respective current and former professionals (including, for greater certainty, the Monitor and excluding, Deloitte & Touche, Morgan Stanley & Co., Incorporated and any insurance brokers retained by the Applicants) (including the current and former officers, directors, employees, shareholders and professionals of the released professionals), acting in such capacity.

SECTION 6.4       INJUNCTION RELATED TO RELEASES
         The Confirmation Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the Plan.

SECTION 6.5       REVOCATION OF CERTAIN RELEASES
         The revocation of any release of any director, officer or employee pursuant to Section 6.3 hereof shall be void ab initio to the extent that a court of competent jurisdiction, including, but not limited to the Court, determines that such director, officer or employee has provided the assistance reasonably requested by the

Applicants pursuant to Section 6.3(1) or the Administrative Agent or its successor pursuant to Section 6.3(2).

SECTION 6.6       SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING IMPAIRED
                    CLAIMS
         The Plan is premised upon the substantive consolidation of the Applicants only for purposes of treating Affected Unsecured Claims under the Plan, including for voting, Plan sanction and distribution purposes. This Plan does not contemplate substantive consolidation of the Applicants with respect to Unaffected Obligations. On the Effective Date, (a) all guarantees of any Applicants of the payment, performance or collection of another Applicant with respect to Affected Unsecured Claims shall be deemed eliminated and cancelled;
(b) any obligation of any Applicant and all guarantees with respect to Affected Unsecured Claims thereof executed by one or more of the other Applicants shall be treated as a single obligation and any obligation of two or more Applicants, and all multiple Affected Unsecured Claims against such entities on account of such joint obligations, shall be treated and Allowed only as a single Affected Unsecured Claim against the consolidated Applicants; and (c) each Affected Unsecured Claim of any Applicant shall be deemed filed against the consolidated Applicants and shall be deemed one Affected Unsecured Claim against and obligation of the consolidated Applicants. Except as set forth in this Section 6.6, such substantive consolidation shall not (other than for purposes related to the Plan) (a) affect the legal and corporate structures of the Applicants,
(b) cause any Applicant to be liable for any Claim under the Plan, for which it otherwise is not liable and the liability of any Applicant for any such Claim shall not be affected by such substantive consolidation, (c) affect Intercompany Claims of Applicants against Applicants, or (d) affect Subsidiary Interests.

SECTION 6.7       ASSUMED INDEMNIFICATION OBLIGATIONS
         The Assumed Indemnification Obligations (other than Excluded Indemnification Obligations) shall be deemed assumed as of the Effective Date without any further action by any party.

                                    ARTICLE 7
                       PROVISIONS GOVERNING DISTRIBUTIONS

SECTION 7.1 DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE Except as otherwise provided herein or as ordered by the Court, distributions to be made on account of Claims that are Proven Unsecured Claims and Allowed Affected Secured Claims as of the Effective Date shall be made not later than the Distribution Date. Distributions on account of Claims that first become Proven Unsecured Claims or an Allowed Affected Secured Claim after the Effective Date shall be made pursuant to Articles 5, 7 and 8 of this Plan. Notwithstanding the date on which any distribution of securities is actually made to a holder of a Claim that is a Proven Unsecured Claim or an Allowed Affected Secured Claim on the Effective Date, as of the date of the distribution such holder shall be deemed to have the rights of a holder of such securities distributed as of the Effective Date.

SECTION 7.2       INTEREST ON CLAIMS
         Unless otherwise specifically provided for in this Plan or the Confirmation Order, interest shall not accrue or be paid on Claims after the Date of Filing, and no holder of a Claim shall be entitled to interest accruing on or after the Date of Filing on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Date of Filing to the date a final distribution is made thereon if and after such Disputed Claim becomes a Proven Unsecured Claim.

SECTION 7.3       DISTRIBUTIONS BY DISBURSING AGENT
(a) The Disbursing Agent shall make all distributions required under this Plan (subject to the provisions of Articles 5, 7 and 8 hereof).

                  If the Disbursing Agent is an independent third party designated by the Applicants to serve in such capacity, such Disbursing Agent shall receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Applicants on terms acceptable to the Applicants. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court.

(b) At the close of business on the Distribution Record Date, the transfer records for the Lender Claims shall be closed, and there shall be no further changes in the record holders of Lender Claims. The Applicants, the Disbursing Agent and the Administrative Agent for the Lenders shall have no obligation to recognize any transfer of Lender Claims after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

SECTION 7.4       CALCULATION OF DISTRIBUTION AMOUNTS
(1)      Common Shares

         No fractional New Common Shares shall be issued or distributed under the Plan or by PSC or the Disbursing Agent. Each Person entitled to receive New Common Shares will receive the total number of whole New Common Shares to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a New Common Share, the actual distribution of shares shall be rounded to the next higher or lower whole number as follows: (a) fractions <W063> or greater shall be rounded to the next higher whole number, and (b) fractions of less than <W063> shall be rounded to the next lower whole number. The total number of New Common Shares to be distributed to a Class of Claims shall be adjusted as necessary to account for the rounding provided for in this Section 7.4. No consideration shall be provided in lieu of fractional shares that are rounded down.

(2)      New Unsecured PIK Notes

         Notwithstanding any other provision of the Plan, New Unsecured PIK Notes will be issued in denominations of US$1,000 and integral multiples thereof. In the event a Person is entitled to an amount of New Unsecured PIK Notes that is not an integral multiple of US$1,000, the principal amount of New Unsecured PIK Notes such holder is entitled to receive shall be rounded to the nearest integral multiple of US$1,000.

SECTION 7.5       DELIVERY OF DISTRIBUTIONS
         Distributions to holders of Proven Unsecured Claims shall be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim filed by such holders or (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent, shall be returned to the Applicants until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second
(2nd) anniversary of the Effective Date, after which date all unclaimed property shall revert to the Applicants free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or provincial laws to the contrary. Nothing contained in the Plan shall require the Applicants or any Disbursing Agent to attempt to locate any holder of a Proven Unsecured Claim.

SECTION 7.6       WITHHOLDING AND REPORTING REQUIREMENTS
         In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan: (i) each holder of a Proven Unsecured Claim that is to receive a distribution of New Unsecured PIK Notes or Common Shares pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any New Unsecured PIK Notes and Common Shares to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section 7.5.

SECTION 7.7       SET-OFF TO APPLY
         The Applicants may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claims, claims of any nature whatsoever that the Applicants may have against the holder or such Claim, provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Applicants of any such claim that the Applicants may have against such holder. Notwithstanding anything to the contrary, the Applicants will not exercise any right of setoff against any Lender, any agents under the Credit Agreements or the DIP Facility Agreement, the Account Intermediaries or the DIP Lenders.

                                    ARTICLE 8
                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

SECTION 8.1       CONTRACTS AND LEASES
         Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date each Applicant shall be deemed to have ratified each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously terminated by such Applicant, (ii) previously expired or terminated pursuant to its own terms, or
(iii) as otherwise set forth in an amendment to the Affected Unsecured Claims List as being an executory contract or unexpired lease to terminate.

         Without limiting the foregoing, all obligations of the Applicants with respect to Other Equity Securities shall be terminated and cancelled, and the holders of

Other Equity Securities shall not be entitled to receive or retain any property under the Plan on account of such holdings.

                                    ARTICLE 9
                                  MISCELLANEOUS

SECTION 9.1       CONFIRMATION OF PLAN
         Provided that the Plan is approved by the Required Majority of each Class of Creditors, the Applicants will seek the Confirmation Order (which as proposed shall be in form and substance acceptable to the Applicants and the Required Lenders) for the sanction and approval of the Plan. Subject only to the Confirmation Order being granted and becoming a Final Order in form and substance reasonably acceptable to the Applicants and the Required Lenders and the satisfaction of those conditions precedent of the Plan described in Section 9.8, the Plan will be implemented by the Applicants and will be binding upon all Creditors, holders of Unaffected Obligations and all present and former holders of claims and interests which are subject to the U.S. Plan.

SECTION 9.2       PARAMOUNTCY
         Subject to the obligations of the Applicants pursuant to the Exit Facility or the Amended and Restated Term Credit Agreement, from and after the Effective Date, any conflict between the Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for sale, by-laws of the Applicants, lease or other agreement, written or oral and any and all amendments or supplements thereto existing between one or more of the Creditors and the Applicants as at the Effective Date will be deemed to be governed by the terms, conditions and provisions of the Plan and the Confirmation Order, which shall take precedence and priority.

SECTION 9.3       WAIVER OF DEFAULTS
         Other than in relation to the Exit Facility or the Amended and Restated Term Credit Agreement, from and after the Effective Date, each Creditor shall be deemed to have waived any and all defaults then existing or previously committed by the Applicants in any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, agreement, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for sale, lease or other agreement, written or oral and any and all amendments or supplements thereto, existing between such Creditor and the Applicants and any and all notices of default and demands for payment under any instrument, including, without limitation any guarantee, shall be deemed to have been rescinded.

SECTION 9.4       COMPROMISE EFFECTIVE FOR ALL PURPOSES
         The payment, compromise or other satisfaction of any Claim under the Plan, if sanctioned and approved by the Court shall be binding upon such Creditor, its heirs, executors, administrators, successors and assigns, for all purposes.

SECTION 9.5       PARTICIPATION IN DIFFERENT CAPACITIES
         Creditors whose Claims are affected by this Plan may be affected in more than one capacity. Each such Creditor shall be entitled to participate hereunder in each such capacity. Any action taken by a Creditor in any one capacity shall not affect the Creditor in any other capacity unless the Creditor agrees in writing.

SECTION 9.6       MODIFICATION OF PLAN
         Subject to the consent of the Required Lenders, the Applicants reserve the right to file any modification of, amendment or supplement to the Plan by way of a supplementary plan or plans of compromise or arrangement or both filed with the Court at any time or from time to time prior to the Creditors' Meeting Dates, in which case any such supplementary plan or plans of compromise or arrangement or both shall, for all purposes, be and be deemed to be a part of and incorporated into the Plan. The Applicants shall give notice by publication or otherwise to all Creditors in an affected Class of the details of any modifications or amendments prior to the vote being taken to approve the Plan. Subject to the consent of the Required Lenders, the Applicants may propose an alteration or modification to the Plan at any Meeting of Creditors. After such Creditors' Meetings (and both prior to and subsequent to the Confirmation Order) and subject to the consent of the Required Lenders, the Applicants may at any time and from time to time vary, amend, modify or supplement the Plan if the Court determines that such variation, amendment, modification or supplement is of a minor, immaterial or technical nature that would not be materially prejudicial to the interests of any of the Creditors under the Plan or the Confirmation Order and is necessary in order to give effect to the substance of the Plan or the Confirmation Order. SECTION 9.7 DEEMING PROVISIONS
         In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

SECTION 9.8       CONDITIONS PRECEDENT
         The implementation of the Plan is subject to the following conditions precedent which may not be waived by the Applicants without the consent of the Required Lenders:

(a) the Confirmation Order sanctioning the Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Applicants and the Required Lenders and shall provide that:

       (i) the Applicants are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

      (ii) the provisions of the Confirmation Order are nonseverable and mutually dependent;

     (iii)       PSC is authorized to issue the New Unsecured PIK Notes,
                 New Common Shares, and Management Options and incur the New Senior Secured Term Debt and New Secured PIK Debt; and

      (iv)       the New Secured PIK Debt, New Unsecured PIK Notes, and the
                 New Common Shares issued under the Plan in exchange for Claims against the Applicants and the first trade of such securities are exempt from the dealer registration and prospectus requirements of applicable Canadian securities laws except to the extent that holders of New Secured PIK Debt, New Unsecured PIK Notes and New Common Shares are control block holders for the purposes of applicable Canadian securities laws.

(b) the Applicants shall have credit availability under the Exit Facility in an amount, form and substance acceptable to PSC and the Required Lenders, to provide the Applicants and the Subsidiaries with working capital to meet ordinary and peak requirements and additional borrowings to support further projects;

(c) the following agreements, in form and substance satisfactory to the Applicants and the Required Lenders shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

     (i)         New Unsecured PIK Notes Indenture;

    (ii)         Amended and Restated Term Credit Agreement;

   (iii)         New Guarantees and related security documents;

    (iv)         Registration Rights Agreement;

       (v)       Exit Facility;

      (vi)       Shareholder Rights Plan; and

     (vii) Agreements evidencing sufficient bonding to meet the Applicants' projected bonding requirements.

(d) the Securities Actions shall have been settled as against PSC and such settlements shall have been approved by the Court and the U.S. Bankruptcy Court on the basis provided in the U.S. Plan for Class 8B Claims;

(e) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

(f) the U.S. Bankruptcy Court shall have issued a final order under the U.S. Bankruptcy Code confirming the U.S. Plan and all conditions to the effectiveness of the U.S. Plan shall have been satisfied other than the condition that this Plan shall have become effective; and

(g)      the new board of directors of PSC referred to in Section
         6.2(d) shall have been appointed.

SECTION 9.9       WAIVER OF CONDITIONS
         Each of the conditions set forth in Section 9.8 above, may be waived in whole or in part by the Applicants with the written consent of the Required Lenders, without any other notice to parties in interest or the Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Applicants regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by a Applicant). The failure of a Applicant to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

SECTION 9.10      DISCLOSURE STATEMENT
         Copies of the Plan and the Disclosure Statement will be mailed in accordance with the procedures set out in the Initial Order.

SECTION 9.11      NOTICES
         Any notices or communication to be made or given hereunder shall be in writing and shall refer to this Plan and may, subject as hereinafter provided, be made or given by personal delivery, by courier, by prepaid mail or by telecopier addressed to the respective parties as follows:

(a)      if to the Applicants:

                   Philip Services Corp.
                   100 King Street West
                   Hamilton, Ontario
                   L8N 4J6

                   Attention:       Colin Soule
                                    Executive Vice-President, General Counsel and Corporate
                                    Secretary

                   Telecopier:      (905) 521-9160

(b)      if to a Creditor:

                   to the address for such Creditor specified in the Proof of Claim filed by a Creditor or, if no Proof of Claim has been filed, to such other address at which the notifying party may reasonably believe that the Creditor may be contacted.

(c)      if to the Monitor:

                   P.O. Box 251
                   Ernst & Young Tower
                   222 Bay Street, 21st Floor
                   Toronto-Dominion Centre
                   Toronto, Ontario
                   M5K 1J7

                   Attention:       Murray McDonald
                                    President

                   Telecopier:      (416) 943-3300

or to such other address as any party may from time to time notify the others in accordance with this Section 9.11. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery or by telecopier and any notice or other communication given or made by prepaid mail within the five (5) Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. All such notices and communications shall be deemed to have been received, in the case of notice by telecopier or by delivery prior to 5:00 p.m. (local time) on a Business Day, when received or if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day, on the next following Business Day and, in the case of notice mailed as aforesaid, on the fifth Business Day following the date on which such notice or other communication is mailed. The unintentional failure by the Applicants to give notice contemplated hereunder to any particular Creditor shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

SECTION 9.12      SEVERABILITY OF PLAN PROVISIONS
         If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of any Applicant, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

SECTION 9.13      SUCCESSORS AND ASSIGNS
         The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

SECTION 9.14      EXCULPATION AND LIMITATION OF LIABILITY
         Neither the Applicants, the Subsidiaries, the holders of Lender Claims, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, any official committees appointed in the CCAA Proceedings, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the CCAA Proceedings, formulating, negotiating or implementing the Plan or the Lender Lock-up Agreement, the solicitation of acceptances of the Plan or the Lender Lock-up Agreement, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the

Plan, except for their willful misconduct, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         Notwithstanding any other provision of this Plan, no holder of a Claim, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Applicant, Subsidiary, the holders of Lender Claims, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, any official committees appointed in CCAA Proceedings, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, affiliates, or agents, for any act or omission in connection with, relating to, or arising out of, the CCAA Proceedings, formulating, negotiating or implementing the Plan or the Lender Lock-up Agreement, the solicitation of acceptances of the Plan or the Lender Lock-up Agreement, the pursuit of confirmation of the Plan, the consummation of the Plan, the confirmation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

         The Applicants and the Subsidiaries hereby jointly and severally fully indemnify each of the holders of Lender Claims, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, and their respective agents, affiliates, directors, officers, employees, and representatives, including counsel (collectively, the "Indemnitees") against any manner of actions, causes of action, suits, proceedings, liabilities and claims of any nature, costs and expenses (including reasonable legal fees) which may be incurred by such Indemnitee or asserted against such Indemnitee arising out of or during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan, other than any liabilities to the extent arising from the gross negligence or willful or intentional misconduct of any Indemnitee as determined by a final judgment of a court of competent jurisdiction. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from any of the Applicants or any of the Subsidiaries, the Indemnitee shall promptly notify PSC in writing, and PSC may assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all costs and expenses. The

Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to consult with PSC in the defense thereof and the fees and expenses of such counsel shall be at the expense of PSC unless and until PSC shall have assumed the defense of such claim, action or proceeding. If the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and any of the Applicants or Subsidiaries, and the Indemnitee reasonably believes that the joint representation of such entity and the Indemnitee may result in a conflict of interest, the Indemnitee may notify PSC in writing that it elects to employ separate counsel at the expense of PSC, and PSC shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee. In addition, PSC shall not effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from PSC, unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee satisfactory in form and substance to the Indemnitee.

SECTION 9.15      BINDING EFFECT
         The Plan shall be binding upon and inure to the benefit of the Applicants, all present and former holders of Claims, all present and former holders of Unaffected Obligations, all present and former holders of claims and interests against PSC which are subject to the U.S.
Plan and their respective successors and assigns.

SECTION 9.16      REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION
         Subject to the approval of the Required Lenders, the Applicants reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Applicants revoke or withdraw the Plan, or if the Confirmation does not occur, (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or termination of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against any Applicant or any other Person; (b) prejudice in any manner the rights of any Applicant or any Person in any further proceedings involving an Applicant; or
(c) constitute an admission of any sort by any Applicant or any other Person.

SECTION 9.17      GOVERNING LAW
         This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Subject to the Protocol, any questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the exclusive jurisdiction of the Court.

                                  SCHEDULE "A"

                              CANADIAN SUBSIDIARIES



2766906 Canada Inc.                 ServTech Canada, Inc.
721646 Alberta Ltd.                 ST Delta Canada, Inc.
Allwaste of Canada Ltd.             Sablix Inc.
Caligo Reclamation Ltd.             Philip Analytical Services Corporation
Philip Enterprises Inc./            Philip Environmental (Atlantic) Limited
Les Entreprises Philip Inc.
1195613 Ontario Inc.                Philip Environmental (Elmira) Inc.
1233793 Ontario Inc.                Philip Environmental Services Limited
2842-7979 Quebec Inc.               Delsan Demolition Limited
800151 Ontario Inc.                 Philip Investment Corp.
842578 Ontario Limited              Philip Plasma Metals Inc.
912613 Ontario Ltd.                 PSC/IML Acquisition Corp.
Nortru, Ltd.                        Recyclage d'Aluminum Quebec Inc./Quebec
                                    Aluminum Recycling Inc.
Allies Staffing Ltd.

                                  SCHEDULE "B"

                                    U.S. PLAN

                                  SCHEDULE "C"

                            AFFECTED UNSECURED CLAIMS

           Creditor                                                                          Amount
                                                                                             (CDN$)
                                                                                         (in thousands)
1.         1066424 Ontario Ltd.                                                                950
2.         1066424 Ontario Ltd.                                                                  0
3.         2418711 Canada Inc.                                                                   0
4.         2819635 Canada Inc.                                                                  22
5.         759082 Ontario Inc.                                                                  38
6.         Bell Canada Inc.                                                                    400
7.         Bernadin, Gilles                                                                     40
8.         Chesterton Investments Limited & Morris Investments Limited                       1,004
9.         CIBC Equipment Finance Limited                                                      154
10.        City of Toronto Economic Development Corporation                                  1,494
11.        Close Quarters Inc.                                                                 194
12.        Close Quarters Inc. / Tom Close                                                     828
13.        Compagnie de Gestion, M.P.F. Inc. / c/o Chaurette Levesque                        2,426
14.        Coristine, Bruce                                                                    366
15.        Coristine, Bruce                                                                     62
16.        Coristine, Bruce / Close Quarters Inc.                                              269
17.        Crawford, Kevin                                                                      90
18.        FP Commodity Master Trust                                                        24,469

19.        GUSO Ltd.                                                                            54
20.        Kimco Steel Sales Limited                                                             6
21.        Lethbridge, Thomas                                                                   29
22.        Lions  Wrecking  Ltd.;   Lions  Disposal  and  Excavation;   Lions                    0
           Disposal  Excavation  &  Demolition  Ltd.;  Jose  Nunes;  Honorina
           Nunes; Olivio Ricardo; Maria Ricardo
23.        Liquid Cargo Lines Limited                                                            0
24.        MTC Leasing Inc.                                                                     24
25.        Nortel Networks Corporation                                                       1,018
26.        Ontario Paving Inc.; Carmen Alfano                                                    0
27.        Palango, Paul                                                                         0
28.        PDQ Mechanical                                                                       13
29.        Poplack, Bernard                                                                    121
30.        Port of Quebec Authority                                                            110
31.        Republic Environmental Systems (Brantford) Ltd.                                  11,250
32.        Teperman and Sons Inc.                                                                0
33.        The Canada Life Assurance Company                                                   137
34.        Utter, Christopher                                                                    0
35.        Woodstock Sufferance Warehouse Ltd.                                                 128
                                                                        Total              $45,696